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                                                                    EXHIBIT 11.1




                       AMERICAN DENTAL TECHNOLOGIES, INC.
               STATEMENT RE:  COMPUTATION OF NET INCOME PER SHARE



                                           Three Months Ended                 Six Months Ended
                                                June 30                            June 30
                                           1996           1995               1996           1995
                                        ----------     ----------         ----------     ----------
Primary net income per share

Weighted average shares outstanding     16,000,294     14,821,113         15,869,576     14,622,218

Net effect of dilutive stock
  options and warrants based on the
  treasury stock method using  average
  market price or the initial public
  offering price                         3,815,024        252,643          2,845,390        252,643
                                       -----------    -----------        -----------    -----------
Weighted average number of common
 and common equivalent shares           19,815,319     15,073,756         18,714,966     14,874,861
                                       ===========    ===========        ===========    ===========
Net income available for common
 shareholders                          $   689,941    $   202,068        $ 1,138,251    $   378,264
                                       ===========    ===========        ===========    ===========

Net income per common share            $      0.03    $      0.01        $      0.06    $      0.03
                                       ===========    ===========        ===========    ===========


                                         Three Months Ended            Six Months Ended
                                           June 30, 1996                 June 30, 1996
                                         --------------------         --------------------
Fully diluted net income per share

Weighted average shares outstanding            16,000,294                   15,869,576

Net effect of dilutive stock
  options and warrants based on the
  treasury stock method using ending
  market price or the initial
  public offering price                         4,738,617                    4,738,617
                                              -----------                  -----------
Weighted average number of common
 and common equivalent shares                  20,738,911                   20,608,193
                                              ===========                  ===========
Net income available for common
 shareholders                                 $   689,941                  $ 1,138,251
                                              ===========                  ===========

Net income per common share                   $      0.03                  $      0.06
                                              ===========                  ===========


Note: Fully Diluted Net Income per share for the three and six month periods ended June 30, 1995 are represented by the same calculation as Primary Net Income per share. The Net Income per share was calculated using the Treasury Stock Method.